                                                               Exhibit (a)(1)(A)

                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock
               (Including Associated Rights to Purchase Series A
                     Junior Participating Preferred Stock)

                                       of

                           E.W. Blanch Holdings, Inc.

                                       at

                              $13.50 Net Per Share

                                       by

                        Barrel Acquisition Corporation,
                     a wholly-owned indirect subsidiary of

                            Benfield Greig Group plc


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME, ON MAY 25, 2001, UNLESS THE OFFER IS EXTENDED.


   THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 15, 2001, AMONG BENFIELD GREIG GROUP PLC ("PARENT"), BARREL ACQUISITION CORPORATION ("PURCHASER") AND E.W. BLANCH HOLDINGS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION BY THE COMPANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE COMPANY'S BOARD DETERMINED THAT THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) AND THE PURCHASE OF THE SHARES CONTEMPLATED BY THE OFFER, ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (INCLUDING ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK) THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE, (II) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO IT TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD, AND THE OBTAINING OF ANY NECESSARY CONSENTS, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND OTHER RELEVANT LAWS (INCLUDING, WITHOUT LIMITATION, CONSENT UNDER THE U.K. FAIR TRADING ACT 1973 AND THE CONSENT OF THE U.K. PERSONAL INVESTMENT AUTHORITY) BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. FOR FURTHER INFORMATION, SEE SECTION 14 -- "CERTAIN CONDITIONS OF THE OFFER."

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such manually signed facsimile) and any other required documents to U.S. Trust Company of New York (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to Innisfree M&A Inc. (the "Information Agent") or Bear, Stearns & Co. Inc. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                   The Co-Dealer Managers for the Offer are:

                            Bear, Stearns & Co. Inc.

                     [Banc of America Securities LLC Logo]

April 30, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   1


 INTRODUCTION............................................................   5


 THE TENDER OFFER........................................................   7
     1. TERMS OF THE OFFER..............................................    7
     2. PROCEDURES FOR TENDERING SHARES.................................    9
     3. WITHDRAWAL RIGHTS...............................................   11
     4. ACCEPTANCE FOR PAYMENT AND PAYMENT..............................   12
     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES....................   13
     6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES..............   14
     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING;
        EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS...................   15
     8. CERTAIN INFORMATION CONCERNING THE COMPANY......................   15
     9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.............   17
    10. SOURCE AND AMOUNT OF FUNDS......................................   23
    11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF
        THE OFFER.......................................................   26
    12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE
        COMPANY.........................................................   29
    13. DIVIDENDS AND DISTRIBUTIONS.....................................   40
    14. CERTAIN CONDITIONS OF THE OFFER.................................   41
    15. CERTAIN LEGAL MATTERS...........................................   42
    16. FEES AND EXPENSES...............................................   45
    17. MISCELLANEOUS...................................................   45


 Schedule I--Directors and Executive Officers of Parent and Purchaser.... S-1

                               SUMMARY TERM SHEET

   Barrel Acquisition Corporation is offering to purchase all of the outstanding common stock of E.W. Blanch Holdings, Inc. (including the associated rights to purchase Series A Junior Participating Preferred Stock) for $13.50 per share in cash. The following are some of the questions you, as a stockholder of E.W. Blanch Holdings, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

   Our name is Barrel Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of E.W. Blanch Holdings, Inc. We are a wholly-owned indirect subsidiary of Benfield Greig Group plc, a public limited company incorporated under the laws of England and Wales. For further information, see "Introduction" and Section 9--"Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

   We are seeking to purchase all of the outstanding common stock of E.W. Blanch Holdings, Inc. (including the associated rights to purchase Series A Junior Participating Preferred Stock). For further information, see "Introduction" and Section 1--"Terms of the Offer" of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

   We are offering to pay $13.50 per share, net to you, in cash, less any required withholding of taxes and without any payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. For further information, see "Introduction" and Section 1--"Terms of the Offer" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

   The offer is conditioned on our obtaining sufficient financing on terms and conditions satisfactory to us. The offer price of $13.50 per share implies a total value for E.W. Blanch Holdings, Inc. of approximately $179 million. In order to finance the offer, Benfield Greig Group plc anticipates that funds will be obtained through borrowings under a new $390 million loan facility. These funds will be sufficient to (1) purchase all the outstanding shares of E.W. Blanch Holdings, Inc., (2) pay the expected transaction costs associated with the offer and the merger, (3) refinance certain debt of E.W. Blanch Holdings, Inc. and of Benfield Greig Group plc, and (4) provide future working capital to the combined group.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

   Because the offer is conditioned upon our obtaining sufficient financing on terms and conditions satisfactory to us to consummate the offer and merger, and to pay related fees and expenses, we have included financial information about us in Section 9--"Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

   You will have at least until 12:00 midnight, New York City time, on May 25, 2001, to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. For further information, see Section 1--"Terms of the Offer" and Section 2--"Procedures for Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

   Subject to the terms of the merger agreement, we can extend the offer. The merger agreement provides that we may extend the offer for one or more periods of time we reasonably believe necessary to cause the conditions to our offer to be satisfied, if on a scheduled expiration date any of the conditions to our offer are not satisfied; however, we may not extend the offer beyond 10 days for any single extension or 60 days for all such extensions taken together except in certain limited circumstances.

   If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares that are tendered and not withdrawn at such time (which shares may not thereafter be withdrawn) and we may provide a "subsequent offering period" for at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than 20 business days. For further information, see Section 1-- "Terms of the Offer" of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

   If we extend the offer, we will inform U.S. Trust Company of New York, the depositary for the offer, of that fact and we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. For further information, see Section 1--"Terms of the Offer" of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  . We are not obligated to purchase any shares unless we obtain sufficient financing to enable us to consummate the offer and the merger and to pay our expected transaction costs (see Section 10--"Source and Amount of Funds" of this Offer to Purchase for more information on our financing for this transaction);

  . we are not obligated to purchase any shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the outstanding shares of E.W. Blanch Holdings, Inc. (we have agreed not to waive this minimum tender condition without the consent of E.W. Blanch Holdings, Inc.);

  .  we are not obligated to purchase any shares if:

    . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has not expired or been terminated or any necessary consents, approvals, waivers, clearance decisions or authorizations under the HSR Act or any other applicable competition, merger control, antitrust or other regulatory law (including the UK Fair Trading Act 1973 and the consent of the UK Personal Investment Authority) have not been obtained; or

    . there is a material adverse effect on E.W. Blanch Holdings, Inc. or its business.

   The offer is also subject to a number of other conditions. For further information, see Section 14--"Certain Conditions of the Offer" of this Offer to Purchase for a more complete description of these conditions.

HOW DO I TENDER MY SHARES?

   To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to U.S. Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the offer, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. For further information, see Section 2--"Procedures for Tendering Shares" of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

   You can withdraw shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by June 28, 2001, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period. For further information, see Section 1--"Terms of the Offer" and Section 3-- "Withdrawal Rights" of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. For further information, see
Section 1--"Terms of the Offer" and Section 3--"Withdrawal Rights" of this Offer to Purchase.

WHAT DOES THE E.W. BLANCH HOLDINGS, INC. BOARD OF DIRECTORS THINK OF THE OFFER?

   We are making the offer pursuant to a merger agreement among us, Benfield Greig Group plc and E.W. Blanch Holdings, Inc. The E.W. Blanch Holdings, Inc. Board of Directors unanimously approved and adopted the merger agreement, approved the entry of E.W. Blanch Holdings, Inc. into the merger agreement and the consummation by E.W. Blanch Holdings, Inc. of the transactions contemplated by the merger agreement. The E.W. Blanch Holdings, Inc. Board has determined that the consideration to be paid for each share in the offer and the merger is fair to all holders of such shares and recommends that the holders of such shares accept the offer.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

   If we accept for payment and pay for at least a majority of the outstanding shares of E.W. Blanch Holdings, Inc., we will promptly take steps to merge with E.W. Blanch Holdings, Inc. If the merger takes place, it will result in Benfield Greig (Holdings), Inc., an indirect wholly-owned subsidiary of Benfield Greig Group plc, owning all of the shares of E.W. Blanch Holdings, Inc., because the remaining stockholders of E.W. Blanch Holdings, Inc. will receive $13.50 per share in cash (or any higher price per share that may be paid in the offer) for their shares in the merger.

   There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer and who do not vote in favor of the merger will have appraisal rights under Delaware law. For further information, see Section 12--"Purpose of the Offer; The Merger Agreement; Plans for the Company--Appraisal Rights" of this Offer to Purchase.

HOW WILL I BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

   Receipt of cash for your shares in the offer or merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize a gain or loss in an amount equal to the difference between (1) the cash you receive in the offer or merger, and (2) your adjusted tax basis in your shares surrendered in the offer or merger. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long term capital gain or loss if you have held the shares for more than one year at the time the offer or merger is completed, as the case may be. You are urged to consult your own tax adviser as to the particular tax consequences to you of the offer and the merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

   If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal rights under Delaware law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and the number of shares of E.W. Blanch Holdings, Inc. that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, and E.W. Blanch Holdings, Inc. may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. For further information, see Section 7--"Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations" and Section 12--"Purpose of the Offer; The Merger Agreement; Plans for the Company" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

   On April 12, 2001, the last trading day before E.W. Blanch Holdings, Inc. and Benfield Greig Group plc announced that they had signed the merger agreement, the last sale price of the shares reported on the New York Stock Exchange was $8.02 per share. On April 27, 2001, the last trading day before we commenced our tender offer, the last sale price of the shares was $13.23 per share. We advise you to obtain a recent quotation for shares of E.W. Blanch Holdings, Inc. common stock in deciding whether to tender your shares. For further information, see Section 6--"Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

   You can call Innisfree M&A Inc. at (888) 750-5834 (toll free) or Bear, Stearns & Co. Inc. at (877) 341-4836 (toll free). Innisfree M&A Inc. is acting as the Information Agent and Bear, Stearns & Co. Inc. is acting as a Co-Dealer Manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
E.W. Blanch Holdings, Inc.:

                                  INTRODUCTION

   Barrel Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned indirect subsidiary of Benfield Greig Group plc, a public limited company incorporated under the laws of England and Wales ("Parent"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share (including the associated rights to purchase Series A Junior Participating Preferred Stock) (collectively, the "Shares"), of E.W. Blanch Holdings, Inc., a Delaware corporation (the "Company"), at a price of $13.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer").

   Stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders whose Shares are held through banks or brokers should check with such institutions as to whether they charge any service fees. Purchaser will pay all fees and expenses incurred in connection with the Offer of Bear, Stearns & Co. Inc. and Banc of America Securities LLC, which are acting as Co-Dealer Managers for the Offer (the "Co-Dealer Managers"), U.S. Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Innisfree M&A Inc., which is acting as the Information Agent (the "Information Agent"). For further information, see
Section 16.

   The Offer is being made under the terms of an Agreement and Plan of Merger, dated as of April 15, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company, under which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger (the "Effective Time") each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest. The Merger Agreement is more fully described in Section 12.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION BY THE COMPANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE COMPANY'S BOARD DETERMINED THAT THE OFFER AND THE MERGER AND THE PURCHASE OF THE SHARES CONTEMPLATED BY THE OFFER, ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

   Lazard Freres & Co. LLC ("Lazard"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion, dated April 15, 2001, to the effect that, as of that date, the consideration to be received by holders of Shares (other than Parent and its affiliates) in the Offer and the

Merger is fair, from a financial point of view, to such holders of Shares. A copy of Lazard's written opinion is set forth in full as an annex to the
Schedule 14D-9. Stockholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) PURCHASER HAVING OBTAINED SUFFICIENT FINANCING ON TERMS AND CONDITIONS SATISFACTORY TO IT TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER (THE "FINANCING CONDITION"), AND (III) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD, AND THE OBTAINING OF ANY NECESSARY CONSENTS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND OTHER RELEVANT LAWS (INCLUDING, WITHOUT LIMITATION, CONSENT UNDER THE U.K. FAIR TRADING ACT OF 1973 AND THE CONSENT OF THE U.K. PERSONAL INVESTMENT AUTHORITY) BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. FOR FURTHER INFORMATION, SEE SECTION 14--"CERTAIN CONDITIONS OF THE OFFER."

   Consummation of the Merger is subject to certain conditions, including, if required, the approval by a majority of the outstanding Shares of the Company, including those Shares purchased pursuant to the Offer. If the Minimum Condition is satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a shareholder vote may be necessary. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of approving and adopting the Merger Agreement. Parent and Purchaser have each agreed to vote, and cause their subsidiaries to vote, their Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If Purchaser acquires 90% or more of all outstanding Shares, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, Purchaser intends to effect the Merger without prior notice to, or any action by, any other stockholder of the Company. For further information, see Section 12.

   The Company has informed Purchaser that, as of March 31, 2001, there were:
(a) 13,045,434 Shares issued and outstanding and (b) 2,950,609 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after March 31, 2001, the Minimum Condition will be satisfied if at least 6,522,718 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of outstanding Shares on the date that Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. For further information, see Section 12.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on May 25, 2001, unless Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, will expire.

   If by 12:00 midnight, New York City time, on May 25, 2001 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated): (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth below with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth below, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) except as set forth below, to amend the Offer.

   Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer. However, Purchaser has agreed in the Merger Agreement that, unless the Company consents, it will not make any change to the Offer which: (a) decreases the price per Share payable in the Offer, (b) changes the form of consideration to be paid in the Offer, (c) reduces the maximum number of Shares to be purchased in the Offer, (d) imposes conditions to the Offer in addition to the conditions set forth in "Certain Conditions to the Offer," or (e) (except as provided below) extends the expiration date of the Offer.

   The Company has agreed in the Merger Agreement that Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods of time that Purchaser reasonably believes are necessary to satisfy the conditions of the Offer, if at the scheduled expiration date any condition of the Offer has not been satisfied or waived (provided that no single such extension may exceed 10 days, and all such extensions taken together may not exceed 60 days, without the Company's consent), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 20 business days beyond the initial expiration date of the Offer to the extent required by Parent to enable Parent and Purchaser to complete the financing of the purchase of Shares tendered pursuant to the Offer. However, pursuant to the terms of the Merger Agreement, the Purchaser's rights to extend the offer set forth in the foregoing clauses (i) and (iii) do not affect the Company's right to terminate the Merger Agreement if Parent fails to enter into the Financing Documentation on or before the Financing Documentation Deadline, as described in paragraph (e)(v) under "Purpose of the Offer; The Merger Agreement; Plans for the Company--The Merger Agreement--Termination of the Merger Agreement" below. The Company has also agreed that Purchaser may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Exchange Act after the purchase of Shares upon the expiration of the initial offering period.

   In addition, Purchaser has agreed in the Merger Agreement that if on any scheduled expiration date (i) all of the conditions of the Offer other than the Financing Condition have been satisfied or waived, (ii) the Financing Condition is capable of being satisfied by the reasonable best efforts of Parent and Purchaser and (iii) the Company is in compliance with all of its covenants described under "Covenants" below, Purchaser will, at the request of the Company, extend the Offer from time to time until the Financing Condition is satisfied. However, Purchaser has no obligation to extend the Offer for more than 20 business days beyond the initial expiration date of the Offer.

   UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

   Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement of that action. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. As used in this Offer to Purchase, the term "Business Day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under Section 3. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after termination or withdrawal of such bidder's offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

   Rule 14d-11 under the Exchange Act permits Purchaser, subject to certain conditions, to provide a subsequent offering period of from three business days to 20 business days in length (a "Subsequent Offering Period") following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer. A Subsequent Offering Period is an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender, but not withdraw, Shares not tendered in the Offer. A Subsequent Offering Period is not an extension of the Offer, which already will have been completed.

   PURCHASER MAY INCLUDE A SUBSEQUENT OFFERING PERIOD OF NO LESS THAN THREE BUSINESS DAYS IN THE EVENT THAT ALL OF THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED AS OF THE EXPIRATION DATE. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD.

   The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of

Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

   Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer (a) the certificates for tendered Shares, together with a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery" prior to the Expiration Date.

   The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be made through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, also must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

     (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery, or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer," either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, is received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE

PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OR AMENDMENT OF THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

   Appointment. By executing a Letter of Transmittal (or manually signed facsimile thereof, or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 30, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders immediately upon Purchaser's acceptance for payment of such Shares.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Company, the Depositary, the Information Agent, the Co-Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

   Backup Withholding. To prevent U.S. federal income tax backup withholding equal to 31% of the amount of any payment made for Shares pursuant to the Offer, each U.S. stockholder who does not otherwise establish an exemption from backup withholding generally must provide the Depositary with such stockholder's correct taxpayer identification number and certify under penalties of perjury that such stockholder is not subject to backup withholding on Internal Revenue Service Form W-9. Each U.S. stockholder who surrenders Shares pursuant to the Offer is urged to complete the Internal Revenue Service Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding. Each stockholder who is a non-resident alien or a foreign entity and who does not otherwise establish an exemption from backup withholding must complete and sign Internal Revenue Service Form W-8BEN, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. For further information, see Instruction 9 of the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration

Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 28, 2001.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Company, the Depositary, the Information Agent, the Co-Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. No withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the Expiration Date. Purchaser, subject to the Merger Agreement and applicable rules and regulations of the Commission, expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or regulation (including, without limitation, the HSR Act, the U.K. Fair Trading Act of 1973 and the consent of the U.K. Personal Investment Authority). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a)(1) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and (b) any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

   The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting that payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be subject to applicable withholding taxes. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

   If Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), and the terms of the Merger Agreement (requiring that Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly-owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The summary of certain U.S. federal tax consequences to the Company's stockholders of the Offer and the Merger set forth below is for general information only and is based on the law as currently in effect.

   This summary does not discuss all of the tax consequences that may be relevant to a stockholder in light of its particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, dissenting stockholders, stockholders that hold their Shares as part of a straddle or a hedging, constructive sale or conversion transaction and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

   The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction to the recipient stockholder for U.S. federal income tax purposes. For U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between (1) the amount of cash received by the stockholder pursuant to the Offer or Merger and (2) the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Any gain or loss that a stockholder recognizes as a result of the Offer or Merger will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long-term capital gain or loss if, on the date of the completion of the Offer or the effective date of the Merger, as the case may be, the Shares were held for more than one year.

   A stockholder that tenders Shares or has Shares converted in the Merger may be subject to 31% backup withholding unless the stockholder (1) provides its taxpayer identification number ("TIN"), certifies that such number is correct (or properly certifies that it is awaiting a TIN), certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules or (2) otherwise establishes an exemption. A stockholder that does not furnish a correct TIN may be subject to a penalty imposed by the IRS. For further information, see Instruction 9 of the Letter of Transmittal.

   If backup withholding applies to a stockholder, the Depositary will withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

6.PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

   The Shares are listed on the NYSE under the symbol "EWB". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transactions Tape and the amount of cash dividends paid per Share.

                                                                    Common Stock
                                                                        Cash
                                                        High   Low   Dividends
                                                        ----- ----- ------------
   Fiscal Year Ended December 31, 1999:
     First Quarter..................................... 58.50 46.06     0.12
     Second Quarter.................................... 68.75 51.25     0.12
     Third Quarter..................................... 71.44 62.94     0.12
     Fourth Quarter.................................... 64.75 52.38     0.14
   Fiscal Year Ending December 31, 2000:
     First Quarter..................................... 60.63 18.38     0.14
     Second Quarter.................................... 25.69 16.88     0.14
     Third Quarter..................................... 28.75 19.06     0.14
     Fourth Quarter.................................... 21.50 14.44     0.14
   Fiscal Year 2001
     First Quarter..................................... 16.81  7.90      N/A
     Second Quarter (through April 27, 2001)........... 13.23  6.80      N/A

   On April 12, 2001, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $8.02 per Share. On April 27, 2001, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $13.23 per Share. Stockholders are urged to obtain current market quotations for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the total number of holders of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 Shares for the most recent 12 months) or the Company's average total global market capitalization over a consecutive 30-trading day period is less than $15,000,000. Shares held by officers or directors of the Company or their immediate families, or by other concentrated holdings of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of March 31, 2001 there were 13,045,434 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.CERTAIN INFORMATION CONCERNING THE COMPANY

   The Company is a Delaware corporation with its principal offices at 500 North Akard, Suite 4500, Dallas, TX 75201, telephone number (214) 756-7000. According to the Company's Form 10-K for the fiscal year ended December 31, 2000, the Company's business is that of integrated risk management and distribution services, including reinsurance intermediation and technical, analytical and financial consulting services.

   Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web-site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and Purchaser do not have any knowledge that any such information is untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

   Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of revenues, net income and earnings per share for the Company for the 2001 fiscal year:

                                                                       2001
                                                                  --------------
      Total revenues............................................. $201.4 million
      Net income................................................. $12.9 million
      Fully diluted earnings per share...........................     $1.00

   After the Company provided the foregoing projections to Parent, the Company informed Parent that, due to subsequent changes in its business and prospects, the Company did not expect to meet these projected results for the 2001 fiscal year. As a result, Parent did not rely on such projections in making its offer.

   The inclusion of the projections herein should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. As noted above, the Company has already informed Parent that it does not expect to meet the projections previously provided to Parent. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

9.CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

   Parent is a public limited company organized under the laws of England and Wales with registered number 2265140 and is a reinsurance brokering and business advisory services company. Parent adopted its current name in November 1997 following the merger of The Benfield Group plc and Greig Fester Group Limited. Parent is privately owned by its management and employees and its shareholders also include a number of leading insurers and reinsurers.

   Purchaser, a newly formed Delaware corporation and wholly-owned indirect subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of Parent are located at 55 Bishopsgate, London EC2N 3BD, United Kingdom. The principal offices of Purchaser are c/o Benfield Greig Group plc, 55 Bishopsgate, London EC2N 3BD, United Kingdom.

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

   Mr. Rodman R. Fox, a director of Parent, beneficially owns approximately 2,000 Shares, of which approximately 180 Shares are beneficially owned jointly with his spouse. Except as described in this Offer to Purchase, none of Purchaser and Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I, beneficially owns any equity security of the Company or has effected any transaction in any equity security of the Company during the past 60 days.

   Except as described in this Offer to Purchase or the Schedule TO (as defined below) and to the best knowledge of Purchaser and Parent, (a) there have not been any contacts, transactions or negotiations between any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, and (b) none of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

   The following summary financial information concerning Parent is derived from the audited financial statements of Parent filed as an Exhibit to the Schedule TO (as defined below):

            BENFIELD GREIG GROUP PLC--SUMMARY FINANCIAL INFORMATION

 SUMMARY CONSOLIDATED PROFIT AND LOSS INFORMATION--PREPARED IN ACCORDANCE WITH
            UNITED KINGDOM GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                              For the year ended December 31,
                                              --------------------------------
                                                   2000             1999
                                              ---------------  ---------------
                                                 (in (Pounds)'s thousands)
Turnover....................................  (Pounds)131,146  (Pounds)105,469
Operating expenses before exceptional
 operating items............................          (97,763)         (87,100)
                                              ---------------  ---------------
Operating profit before exceptional
 operating items............................           33,383           18,369
Exceptional operating items.................           (7,610)         (10,003)
                                              ---------------  ---------------
Operating profit............................           25,773            8,366
Investment income...........................            8,686            9,554
Interest payable............................           (4,283)          (2,440)
Income from associated undertakings.........              (44)             412
                                              ---------------  ---------------
Profit on ordinary activities before
 taxation...................................           30,132           15,892
Taxation on profit on ordinary activities...           (7,444)          (8,110)
                                              ---------------  ---------------
Profit on ordinary activities after
 taxation...................................           22,688            7,782
Minority interests--equity..................             (674)           1,136
                                              ---------------  ---------------
Profit on ordinary activities after taxation
 attributable to the shareholders of the
 company....................................  (Pounds) 22,014  (Pounds)  8,918
                                              ===============  ===============
Profit on continuing ordinary activities
before taxation.............................  (Pounds) 30,132  (Pounds) 18,920
                                              ===============  ===============

            BENFIELD GREIG GROUP PLC--SUMMARY FINANCIAL INFORMATION

  SUMMARY CONSOLIDATED ASSET AND LIABILITY INFORMATION--PREPARED IN ACCORDANCE
          WITH UNITED KINGDOM GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                     As at December 31,
                                                ------------------------------
                                                     2000            1999
                                                --------------  --------------
                                                  (in (Pounds)'s thousands)
Fixed Assets
  Intangible assets............................ (Pounds)26,639  (Pounds)25,123
  Tangible assets..............................         17,580          16,441
  Investments in associated undertakings.......            954           1,114
  Own shares...................................          9,491          21,970
  Investments..................................         40,514          40,124
                                                --------------  --------------
                                                        95,178         104,772
                                                --------------  --------------
Current Assets
  Debtors......................................      1,162,824         750,865
  Investments..................................            614           3,281
  Cash and deposits............................        114,491         102,106
                                                --------------  --------------
                                                     1,277,929         856,252
Current liabilities............................     (1,292,495)       (868,880)
                                                --------------  --------------
Net current liabilities........................        (14,566)        (12,628)
                                                --------------  --------------
Total assets less current liabilities..........         80,612          92,144
  Creditors--amounts falling due after more
   than one year...............................        (25,161)        (56,783)
                                                --------------  --------------
Net assets..................................... (Pounds)55,451  (Pounds)35,361
                                                ==============  ==============
Shareholders' Funds............................ (Pounds)54,831  (Pounds)35,522
  Minority interests--equity...................            620            (161)
                                                --------------  --------------
Capital employed............................... (Pounds)55,451  (Pounds)35,361
                                                ==============  ==============

            BENFIELD GREIG GROUP PLC--SUMMARY FINANCIAL INFORMATION

    OTHER SELECTED FINANCIAL INFORMATION--PREPARED IN ACCORDANCE WITH UNITED
                KINGDOM GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                            Year Ending December 31,
                                  ---------------------------------------------
                                           2000                   1999
                                  ---------------------- ----------------------
Profit from continuing
 activities before tax per share
  Basic.........................  (Pounds)0.58 per share (Pounds)0.35 per share
  Diluted.......................  (Pounds)0.51 per share (Pounds)0.32 per share
Profit on ordinary activities
 after tax attributable to the
 shareholders of the company per
 share
  Basic.........................  (Pounds)0.42 per share (Pounds)0.17 per share
  Diluted.......................  (Pounds)0.37 per share (Pounds)0.15 per share
Ratio of earnings to fixed
 charges........................         6.39 : 1               5.44 : 1
                                                 At December 31,
                                  ---------------------------------------------
                                           2000                   1999
                                  ---------------------- ----------------------
Net asset value per share.......  (Pounds)0.87 per share (Pounds)0.58 per share

   For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations adjusted for specified items. Fixed charges are defined as interest expense together with the portion of rental expense representing the interest factor. Calculated on a United States Generally Accepted Accounting Principles ("U.S. GAAP") basis, the ratio of earnings to fixed charges in 2000 is 2.37:1. In 1999 the ratio was less than one-to-one and accordingly was deficient by (Pounds)12.1 million. This was primarily due to the loss recognized on the disposal of Benfield Reinsurance Company Limited ("Benfield Reinsurance") under U.S. GAAP.

                          RECONCILIATION TO U.S. GAAP

   Parent's consolidated financial statements have been prepared in accordance with United Kingdom Generally Accepted Accounting Principles ("U.K. GAAP"), which differ in certain material respects from U.S. GAAP.

   The table below shows the significant differences between U.K. GAAP and U.S. GAAP, together with explanations of certain adjustments that affect net income and consolidated shareholders' equity of Parent as of and for the years ended December 31.

                                          As of and for the years ended
                                                  December 31,
                                       --------------------------------------
                                        Net Income     Shareholders' Equity
                                       --------------  ----------------------
                             Reference  2000    1999      2000        1999
                             --------- ------  ------  ----------  ----------
                                            (in (Pounds)'s thousands)
Amounts determined under
 U.K. GAAP..................           22,014   8,918      54,831      35,522
U.S. GAAP adjustments:
Acquisitions of other
 businesses.................    (a)    (4,833) (4,833)     80,355      85,188
Disposal of Benfield
 Reinsurance................    (b)       --   (9,282)     (6,858)     (6,858)
Investments.................    (c)       --      --        2,867      (1,650)
Shareholder dividend
 liability..................    (d)       --      --        3,130       2,530
Stock compensation..........    (e)    (7,059)   (913)        --          --
Pension provisions..........    (f)    (1,800) (3,300)        --        1,800
Investment in own shares....    (g)       --      --       (9,491)    (11,946)
Other U.S. GAAP
 differences................    (h)      (727)     93         195         922
Deferred tax effect on U.S.
 GAAP adjustments...........    (i)     1,713   3,598       3,754       3,396
                                       ------  ------  ----------  ----------
Amounts determined under
 U.S. GAAP..................            9,308  (5,719)    128,783     108,904
                                       ======  ======  ==========  ==========

(a) Acquisitions of other businesses

   Parent's business acquisitions are generally accounted for using the purchase method under both U.K. GAAP and U.S. GAAP. Under U.K. GAAP, for acquisitions subsequent to December 31, 1997, the difference between the purchase price and the aggregate fair value of tangible and intangible assets and liabilities acquired is capitalized as goodwill and amortized over its useful life generally not exceeding 20 years. Prior to January 1, 1998, goodwill on acquisitions had been charged directly against shareholders' equity, in accordance with U.K. GAAP existing at that time. Under U.S. GAAP, the difference between the purchase price and the fair value of net assets acquired as part of all business combinations is capitalized as goodwill and amortized over its estimated useful life, which generally does not exceed 20 years and is reviewed annually for impairment.

(b) Disposal of Benfield Reinsurance

   During 1999, Parent sold its remaining 70.1% interest in Benfield Reinsurance to BRIT Insurance Holdings PLC ("BRIT"), a publicly traded company in the United Kingdom, in exchange for 30.5 million shares of BRIT which represents approximately 12.8% of BRIT's outstanding shares. Under U.K. GAAP, Parent recorded the sale as an equal asset exchange and therefore, recorded its investment in 30.5 million shares of BRIT at a value of (Pounds)39.6 million, representing the net book value of Benfield Reinsurance under U.K. GAAP on the date of the sale. Thus, no gain or loss was recognized on the transaction. Subsequent to the sale, Parent recorded an impairment loss of (Pounds)7.6 million related to its investment in BRIT. Under U.K. GAAP, Parent's investment in BRIT as of December 31, 1999 and 2000 is recorded at cost, less impairment loss.

   Under U.S. GAAP, the disposal of Benfield Reinsurance is recorded as a sale with the consideration being the 30.5 million shares in BRIT valued at (Pounds)25.1 million, which represents the trading price on the date of the transaction. Under U.S. GAAP, the net book value of Benfield Reinsurance on the transaction date was (Pounds)39.6 million. For U.S. GAAP purposes, Parent has recognized a (Pounds)9.3 million loss on the disposal, net of the (Pounds)7.6 million impairment loss recognized under U.K. GAAP subsequent to the transaction and including the reversal of equalization provisions not permitted under U.S. GAAP.

   Parent's investment in BRIT is an available-for-sale security and the investment is marked to market with unrealized gains or losses being recorded as a separate component of shareholders' equity (see note (c), where this accounting difference is included). The investment in BRIT is treated as an available-for-sale security under U.S. GAAP, although under the terms of the acquisition of this investment it cannot be sold in the open market until November 2001.

(c) Investments

   Under U.K. GAAP, fixed asset investments in debt and equity securities are stated at cost less provisions for impairment. Listed investments held as current assets are recorded at the lower of cost or market value and unlisted investments are recorded at the lower of cost or directors' valuation.

   Under U.S. GAAP, investments in debt and equity securities are classified as trading, available-for-sale or held-to-maturity. Securities classified as trading are carried at fair value with the related unrealised gains and losses reflected in current period income. Securities classified as available-for-sale are carried at fair value with the related unrealised gains and losses reflected as a component of other comprehensive income in shareholders' equity, net of related deferred taxes. Securities classified as held-to-maturity are carried at amortized cost. All of Parent's securities are classified as available-for-sale for U.S. GAAP purposes at December 31, 2000 and 1999.

(d) Shareholder dividend liability

   Under U.K. GAAP, shareholders' dividends are accrued in the period to which they relate regardless of when they are declared. Under U.S. GAAP, shareholders' dividends are accrued when declared.

(e) Stock compensation

   Parent maintains various stock-based compensation plans: The 1998 Share Plan, including Incentive Shares, "A" Options and, "B" Options, and the 1992 Share Option Scheme.

   Under U.K. GAAP, compensation costs related to these stock compensation plans are recorded based on the fair value of the shares and are charged to income on a straight-line basis over the period to which the relevant employee's performance relates.

   Under U.S. GAAP, a company may follow either the intrinsic value method (APB
25) or a fair value method (FAS 123). For U.S. GAAP purposes, Parent has elected to follow APB 25.

   Under APB 25 the compensation cost is the difference between the market price of the stock at the measurement date and the price to be contributed by the employee (exercise price); this is similar to U.K. GAAP. The measurement date is the first date on which are known both (a) the number of shares that an individual employee is entitled to receive and (b) the stock option or purchase price, if any. Commonly this will be the date of grant, but if later then the cost should be measured using the market price at the end of each intervening period.

   Under U.S. GAAP, the Incentive Shares and the "A" Options qualify as fixed plans and therefore, the compensation expense is the same under U.K. GAAP and U.S. GAAP (APB 25). However, the "B" Options are deemed variable under U.S. GAAP (APB 25) as the amount of shares to be granted at the end of the vesting period is based on the performance of Parent. The 1992 Share Option Scheme is also considered a variable plan under U.S. GAAP as Parent has extended the life of options issued under this scheme.

   The recognition of the additional compensation expense under U.S. GAAP has no impact on total shareholders' equity as this decrease in net income is offset by an increase in Parent's share premium account.

(f) Pension provisions

   In 1997, Parent acquired Greig Fester Group Limited ("Greig Fester") for total consideration of (Pounds)123.1 million. Under U.K. GAAP, Parent recorded the fair value of the assets received in the amount of (Pounds)33.4 million with the remaining difference being recorded as goodwill. The assets of Greig Fester included an overfunded pension asset related to the Greig Fester pension plan ("Greig Fester Plan"), which was not allocated to assets received in the acquisition under U.K. GAAP.

   Under U.S. GAAP, pension costs for defined benefit pension plans are accounted for in accordance with SFAS No. 87, "Employers Accounting for Pensions" (FAS 87). Under FAS 87, Parent is required to recognize the excess of the fair value of the plan assets over the projected benefit obligation as a pension asset in a business combination accounted for under the purchase accounting method. The pension asset, measured in accordance with FAS 87, was (Pounds)4.7 million at the time of the acquisition.

   During 1998, Parent decided to terminate the Greig Fester Plan. Under U.S. GAAP, terminations and settlements of pension plans are accounted for under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (FAS 88). Under FAS 88, a settlement gain or loss is recognized in the period in which the employer decides to terminate the pension plan, a non-participating annuity contract for the vested benefits of all plan participants has been purchased, and it is determined that regulatory approvals for the termination are probable. These criteria were not met until 1999, therefore the settlement gain or loss is recognized in that period. Upon termination, the plan asset under FAS 87 was (Pounds)5.1 million, of which (Pounds)1.8 million was recognized as a cost in 2000 ((Pounds)3.3 million in 1999).

(g) Investment in own shares

   Under U.K. GAAP, Parent's investment in its own shares related to its employee share ownership trusts has been recorded as an asset. Under U.S. GAAP, the acquired shares, including certain related transaction costs, are recorded as a deduction to shareholders' equity.

(h) Other U.S. GAAP differences

   Other U.S. GAAP differences relate primarily to tax provisions, software revenue recognition, derivatives and foreign currency translation.

(i) Deferred tax effect on U.S. GAAP adjustments

   Deferred tax effect on U.S. GAAP adjustments represents the deferred income tax effect of the U.S. GAAP adjustments.

(j) Presentation of consolidated financial statements

   The presentation of the profit and loss account for the years ended December 31, 2000 and 1999 and the consolidated balance sheet as at December 31, 2000 and 1999 would not be materially different under U.S. GAAP other than the reconciling items previously discussed, certain formatting differences and certain additional disclosures required.

   In accordance with U.K. GAAP, Parent's consolidated cash flow statements are presented in accordance with Financial Reporting Standard No. 1, as revised (FRS 1). The statements and notes thereto present substantially the same information as that required under U.S. GAAP in accordance with SFAS No. 95, "Statement of Cash Flows". Under U.K. GAAP, Parent's cash comprises cash in bank. Under U.S. GAAP, cash and cash equivalents include cash and short-term investments with original maturities of three months or less. In addition, under U.K. GAAP, cash flows are presented separately for the following: operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; management of liquid resources; and financing. U.S. GAAP requires classification of cash flows resulting from: operating activities; investing activities; and financing activities. Cash flows from capital expenditure and financial investment and acquisitions and disposals, shown separately under U.K. GAAP, would be included as part of the investing activity under U.S. GAAP. The payment of dividends to shareholders is included as a financing activity under U.S. GAAP.

10.SOURCE AND AMOUNT OF FUNDS

   The Offer is conditioned on our obtaining sufficient financing on terms and conditions satisfactory to us. The Offer price of $13.50 per Share implies a total value for the Company of approximately $179 million. Parent anticipates that these funds will be obtained through borrowings under a new $390,000,000 Facilities Agreement, dated April 30, 2001 (the "Facilities Agreement"), in favor of Parent, arranged by Barclays Capital with Barclays Bank PLC acting as Agent and Security Trustee (Barclays Capital and Barclays Bank PLC being collectively referred to as "Barclays" and Barclays Capital in its capacity as Mandated Lead Arranger under the Facilities Agreement, Barclays Bank PLC in its capacities as Agent and Security Trustee, and the lenders under the Facilities Agreement being collectively referred to as the "Finance Parties"). Barclays Bank PLC is currently the only lender under the Facilities Agreement, although Barclays Bank PLC intends to syndicate the Facility (as defined below). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE RECEIPT BY PURCHASER OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE IT TO CONSUMMATE THE OFFER AND THE MERGER AND TO PAY RELATED FEES AND EXPENSES.

   Pursuant to the terms of the Facilities Agreement, the Financing Parties will make available to Parent (and such of its subsidiaries as become party to the Facilities Agreement as additional borrowers) a $390,000,000 revolving credit and term loan facility (the "Facility"), consisting of a $315,000,000 multicurrency amortizing term loan facility (the "Term Loan Facility") and a $75,000,000 multicurrency revolving loan and bank guarantee facility (the "Revolving Facility"). These funds will be used (i) to finance the transactions contemplated under the Offer and the Merger, including related fees and expenses, (ii) to refinance certain existing debt of Parent and its subsidiaries and, following the acceptance of shares pursuant to the Offer, the Company and its subsidiaries, and (iii) for working capital purposes of the combined group.

   Subject to the satisfaction of certain conditions precedent and the absence of certain events of default, (i) the Term Loan Facility will be available for drawing by way of advances for a period of six months from the date of signing of the Facilities Agreement and all amounts undrawn at the end of the six-month period will be cancelled, and (ii) the Revolving Facility will be available for drawing by way of advances on a fully revolving basis until the final maturity date of the Facility. The Facility will be automatically cancelled if the Offer or the Merger is withdrawn, terminates or lapses. The Facility will be guaranteed by Parent and certain subsidiaries of Parent, and the Facilities Agreement provides that the guarantors taken together must represent at least 85% of the consolidated profits and revenues of Parent and its subsidiaries (including, following the Merger, the Company and its subsidiaries). The Facility will be secured to the extent legally permissible by security over all of the assets of Parent and the other obligors under the Facilities Agreement, including shares held by Parent and such other obligors in their subsidiaries. The Company and its subsidiaries will not be required to guarantee the Facility prior to the consummation of the Merger, although Purchaser will be so required and will also be required to pledge the Shares it acquires as a result of the consummation of the Offer to secure the Facility.

   The Facility matures five years from the signing of the Facilities Agreement. The Term Loan Facility is to be repaid $38,000,000 at the end of each of the first two years of the life of the Term Loan Facility, $58,000,000 at the end of each of the third and fourth years, and $123,000,000 at the end of fifth year. Advances under the Revolving Facility are to be repaid on the last day of the interest period selected by Parent for such advance.

   Outstanding borrowings under the Facility will bear interest at the London Interbank Offered Rate ("LIBOR") plus the applicable margin plus certain mandatory costs. The applicable margin on LIBOR loans under the Facility will vary between 1.00% and 2.00%, depending on Parent's ratio of net debt to total operating profit of Parent from continuing operations, acquisitions and discontinued operations before any amount attributable to the amortization of intangible assets and depreciation of tangible assets, with the applicable margin for the initial 12 month period to be fixed at the highest level, which is currently expected to be 2.00% per annum.

   The initial borrowings under the Facility will be subject to the satisfaction of certain conditions precedent, including (a) the absence of any actual or potential event of default; (b) confirmation that the representations and warranties are correct; (c) delivery of copies of certain organizational documents and corporate resolutions; (d) certification that the borrowings will not cause any borrowing or similar limits binding on Parent or any subsidiaries of Parent becoming guarantors or additional borrowers to be exceeded; (e) certification that all documents delivered to satisfy conditions precedent are correct, complete and in full force and effect; (f) delivery of legal opinions;
(g) delivery of certain financial statements and projections; (h) delivery of final due diligence reports addressed to, or capable of being relied upon by, the lenders; (i) delivery of security documents and guarantees from the relevant members of Parent's group; (j) evidence that the fees, costs and expenses then due and payable from Parent have been paid or will be paid by the date of the first utilization; (k) delivery of solvency certificates with respect to any U.S. obligors with respect to the Facility; (l) evidence that certain of Parent's and the Company's existing debt facilities will be repaid from the first drawing of the Facility and that such existing facilities will be cancelled; and (m) evidence that certain existing security interests granted by Parent and its subsidiaries will be discharged.

   The initial borrowings under the Facility will also be subject to satisfaction of certain additional conditions precedent relating to the Offer and the Merger, including: (a) delivery of copies of the circular sent to shareholders of Parent in connection with obtaining the Required Stockholder Approvals and evidence that the

Required Stockholder Approvals have been obtained; (b) delivery of certified copies all relevant regulatory, antitrust, competition or other necessary consents for the Offer and the Merger; (c) delivery of certain documents relating to the Offer and the Merger; (d) evidence that the Offer has been commenced, declared unconditional and recommended by the Company Board; (e) evidence of the satisfaction of the Minimum Condition; and (f) evidence that the terms and conditions set forth in the Merger Agreement (except for the Financing Condition) and this Offer to Purchase have been satisfied and have not been waived in any material respect and that no arrangements have been entered into or agreed with any governmental or similar authority in order to satisfy, amend or waive any such terms and conditions.

   The Facility Agreement contains usual and customary covenants for facilities of this type (subject, in certain instances, to materiality limits, baskets and carveouts), including: (a) delivery of financial statements and provision of certain other information, (b) maintenance of at least pari passu ranking with other unsecured, unsubordinated creditors; (c) compliance with laws; (d) notification of default; (e) restrictions on disposals of assets; (f) negative pledge; (g) restrictions on acquisitions; (h) maintenance of insurance; (i) restriction on change of business; (j) obligation to hedge; (k) obligation to procure guarantors as described above; (l) restriction on distributions; and
(m) financial covenants relating to interest cover, debt cover and consolidated net worth. The Facility Agreement also contains certain additional covenants relating to the Offer and the Merger, including, without limitation: (a) restriction on amendments to and waivers of the terms of the Offer and the Merger; (b) compliance with applicable law; (c) restriction on publicity; (d) undertaking to implement the Merger following consummation of the Offer; and
(e) undertaking to comply with the Merger Agreement and the terms of the Offer to Purchase.

   The Facility Agreement also contains usual and customary events of default for facilities of this type (subject to agreed thresholds and grace periods), including: (a) non-payment; (b) non-compliance with covenants; (c) defaults on other indebtedness; (d) insolvency, bankruptcy or similar legal process; (e) breach of representations or warranties; (f) material adverse change in the financial condition of Parent and its subsidiaries, taken as a whole; (g) illegality; and (h) invalidity of guarantees.

   However, during the period commencing on the date on which the Facility Agreement is signed and ending on the earlier of (i) six months after the date of the Offer is commenced and (ii) the date the Merger is consummated (the "Certain Funds Period"), only the following events of default (the "Certain Funds Period Events") apply: (a) non-payment; (b) illegality or invalidity of financing documents; (c) insolvency, bankruptcy or similar legal process; (d) breach of representations and warranties relating to status, power and authority, legal validity and non-conflict with other obligations (the "Certain Funds Period Representations"); and (e) breach of covenants relating to negative pledge, disposal and acquisition restrictions, pari passu ranking, and covenants relating to the Offer. In addition, with respect to drawings under the Term Loan Facility during the Certain Funds Period and certain drawings under the Revolving Facility to re-finance certain existing indebtedness of Parent, the conditions precedent requiring confirmation that the representations and warranties are correct will apply only to Certain Funds Period warranties and the conditions precedent requiring that no actual or potential event of default be outstanding will apply only to Certain Funds Period Events. Under the terms of the Facilities Agreement, during the duration of the Certain Funds Period only, the Finance Parties may not (i) cancel any of the commitments under the Term Loan Facility; (ii) rescind, terminate or cancel the Facilities Agreement or the Term Loan Facility; (iii) require repayment of any outstanding loans under the Term Loan Facility; (iv) refuse to participate in the making of any loans under the Term Loan Facility; or (v) refuse to exercise any right of set off or counterclaim in respect of any outstanding loans under the Term Loan Facility. The Finance Parties are also restricted from exercising these rights and remedies with respect to the drawings under the Revolving Facility described in this paragraph during the Certain Funds Period.

   Although the Financing Condition is not satisfied solely by the execution of the Facilities Agreement and will be satisfied only when Purchaser has received sufficient financing to enable it to consummate the Offer and the Merger, Purchaser reserves the right to waive the Financing Condition at any time. Purchaser and Parent currently expect that Purchaser will waive the Financing Condition if and when Parent has fulfilled the conditions precedent to borrowing under the Facilities Agreement or otherwise assured itself that sufficient financing to consummate the Offer and the Merger will be available under the Facilities Agreement. If the Financing Condition is waived by Purchaser, the Offer will be extended if necessary to comply with Rules 14d-19(c), 14d-6(d) and 14e-1 under the Exchange Act. See Section 1--"Terms of the Offer."

   The foregoing discussion of the Facilities Agreement is qualified in its entirety by reference to the Facilities Agreement, a copy of which has been filed as an exhibit to Schedule TO.

11.CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

   On November 2, 2000, the Company announced that Lazard had been retained to evaluate and assist in developing various strategic alternatives, which might include a business combination or a sale of the Company.

   On November 6, 2000, Lexicon Partners Limited ("Lexicon Partners"), financial advisor to Parent, contacted Lazard to express Parent's potential interest in pursuing a possible transaction with the Company. On November 10, 2000, John Coldman, Executive Chairman of Parent called Edgar W. Blanch, Jr. then Chairman of the Board and Chief Executive Officer of the Company, to confirm Parent's potential interest in a business combination of the two companies and to discuss the merits of the proposed transaction. The parties agreed during the call that Parent should provide an indication of the price range that it would be willing to pay for the Company on the basis of publicly available information and that the parties should determine whether there was a mutually acceptable basis for Parent to conduct a due diligence investigation of the Company.

   On November 17, 2000, Parent submitted a non-binding preliminary indication of interest in a possible business combination with the Company pursuant to which Parent would acquire all of the outstanding equity securities of the Company for $24 to $26 per Share. This preliminary indication of interest was made solely on the basis of publicly available information, which included the Company's November 2, 2000 announcement regarding its financial results for the quarter ended September 30, 2000 and the subsequent investor call. This preliminary indication of interest was expressly conditioned on a complete due diligence review of the Company.

   Following receipt by the Company of Parent's preliminary indication of interest, senior management of Parent and the Company met in Minneapolis, Minnesota on November 21, 2000 to discuss a possible business combination and guidelines concerning the conduct of Parent's due diligence investigation of the Company. The two parties agreed, based on the preliminary indication of interest, to enter into a confidentiality agreement after which the Company would make available to Parent an information memorandum. It was also agreed that a data room in Dallas, Texas would be made available to Parent and its advisors to enable them to perform a due diligence review of the Company. Due to the companies' being competitors and certain litigation pending between them, however, certain commercially sensitive information regarding the Company's customers and employees would be disclosed to Parent and its advisors only on a coded basis. For these same reasons, the Company also restricted access on the part of Parent and its advisors to the Company's senior management.

   The litigation pending between the parties (the "Fox Litigation") arose out of the departure from the Company in March 2000 of Mr. Rodman Fox, at the time the chief executive officer of the Company's principal operating subsidiary, and Mr. Paul Karon, another senior executive, both of whom joined Parent to run its U.S. operations. Mr. Fox sued the Company following his departure seeking a declaration that the restrictive covenants in his employment agreement were unenforceable. The Company counterclaimed against Mr. Fox and filed third party claims against the other senior executive and Parent based principally on alleged breach of fiduciary duty, misappropriation of confidential information, tortious interference with contractual relations and violation of restrictive covenants. The Fox Litigation was pending at the time of these initial discussions concerning a possible business combination.

   On November 28, 2000, Parent entered into a confidentiality agreement with the Company. From November 29 through December 1, 2000, Parent's advisors visited the data room in Dallas, Texas to conduct an initial due diligence review of the Company. During this time period, representatives of Parent also met with the Company's Chief Financial Officer to discuss the Company's business operations and financial condition.

   During the month of December 2000, representatives of Parent and the Company held several meetings and telephone conversations regarding the proposed transaction. These discussions included a meeting at the offices of Lazard in New York City on December 7, 2000 attended by a representative of the Company and of Parent and the two parties' advisors. At this meeting, the two parties discussed the Company's financial projections for the year ending December 31, 2001, certain of the coded information included in the data room regarding the Company's customers and employees and the expense realignment program that the Company was in the process of implementing. This meeting was followed by a meeting on December 14, 2001 at Lazard's offices in New York City at which the Company's management made a presentation to Parent and its advisors concerning the Company.

   At the meeting, Parent reiterated its position that it would only go forward with a transaction after the Company's key employees had confirmed their willingness to remain with the Company following its consummation, as well as the importance of this requirement to potential capital providers.

   Following these meetings, however, the Company and Parent were unable to agree upon the terms of a mutually acceptable business combination or the transaction process, including the level and timing of disclosure of certain commercially sensitive information regarding the Company's employees and customers. In late December 2000, discussions between the two parties regarding a possible business combination were suspended.

   Starting in late January 2001, the financial advisors for the Company and Parent discussed the basis upon which talks between the Company and Parent might resume. At this time, Parent's advisors conveyed Parent's concerns regarding certain aspects of the Company's business and indicated that Parent might reduce its offer price given with its indication of interest in November of 2000. On February 16, 2001, various members of the senior management of the Company and two of the Company's top business producers met in New York City with Parent and its representatives and potential capital providers. At this meeting the parties agreed upon the procedures for resuming their discussions and Parent made a presentation regarding the potential benefits of a business combination between the two companies. Between February 21 and 23, 2001, Parent and its advisors and potential capital providers were again provided access to the data room in Dallas, Texas to continue their due diligence investigation of the Company, and various senior employees of the Company held meetings with representatives of Parent.

   On February 26 and 27, 2001, various members of the senior management of, and advisors to, the Company met in London with Parent and Parent's potential capital providers to continue discussions regarding a possible business combination between the two companies. At this time, Parent held discussions with the Company's London-based international management team.

   On March 1, 2001, members of senior management of the Company and Parent, together with their respective financial advisors and Parent's potential capital providers, held a meeting in London at which the parties discussed a transaction involving a tender offer by Parent or one of its affiliates for the outstanding equity securities of the Company followed by a merger. The parties also discussed Parent's ability to finance such a transaction as well as the potential structure of a combined organization.

   Commencing on March 2, 2001, the Company provided Parent and its potential capital providers with access to a second data room established by the Company in London, England, in which Parent and its advisors and potential capital providers could conduct a due diligence review of the Company's London-based international businesses and operations.

   On March 8, 2001, Parent provided the Company with a revised, oral, non-binding indicative price range of $12 to $15 per Share at which Parent would be willing to acquire all the outstanding equity securities of the Company. The Company responded by indicating that it wished to explore in greater detail a possible business combination with Parent based on this indicative price range.

   On March 14, 2001, Parent and its advisors made a presentation to the Company and its advisors in New York City regarding its oral proposal. This presentation addressed issues including the financing and timetable for a transaction and identified remaining due diligence issues and conditions to Parent's offer, including the retention of certain employees of the Company who were identified as key business producers.

   On March 20, 2001, Parent sent a written, non-binding proposal to the Company pursuant to which Parent proposed to acquire all the outstanding equity securities of the Company at a price per Share of $13.50 in a cash tender offer followed by a merger. This proposal was accompanied by a draft of a merger agreement. In a conference call on March 22, 2001, Parent's and the Company's respective financial and legal advisors discussed Parent's proposal and additional information that the Company would require concerning the terms of Parent's financing and the details of the post-transaction employment arrangements it would seek with the Company's key employees as a precondition to entering into a merger agreement.

   From March 23 through March 26, 2001, the parties and their legal advisors negotiated a two-week stay of certain proceedings relating to the Fox litigation pending the outcome of negotiations regarding the proposed transaction.

   On March 29, 2001, counsel for the Company and Parent held a conference call to discuss the draft merger agreement submitted by Parent to the Company. On April 3, 2001, Parent sent a revised draft merger agreement to the Company and its advisors. Parent also continued its due diligence investigation, as well as developing, with input from senior management of the Company, the terms of post-transaction employment arrangements with key personnel of the Company. Parent also continued to work towards obtaining definitive commitments for debt financing for the proposed transaction.

   On April 5, 2001, Parent provided the Company with a copy of a commitment letter and term sheet from Barclays Bank PLC setting forth the terms and conditions upon which financing was to be made available to Parent for the purpose of completing the proposed acquisition. Parent also provided the Company with a list of the individuals employed by the Company who would be required to enter into new employment contracts conditional upon completion of the Merger, a form of employment contract, and a list of outstanding due diligence requirements.

   During the period from April 8, 2001 through April 10, 2001, representatives of Parent and the Company met in Minneapolis, Minnesota and New York City. A series of meetings took place with key employees in which Parent sought confirmation that these employees would be prepared to enter into the new employment contracts with the Company prior to Parent's execution of the Merger Agreement.

   Parent, the Company, and their respective advisors continued their negotiations with respect to the Merger Agreement from April 10 through April 13, and the parties finalized the details of employment agreements with key employees.

   Parent's Board of Directors had been kept apprised of developments regarding a possible transaction with the Company and had explored such a transaction in depth prior to deciding at a meeting on March 20, 2001 to make its final proposal to the Company. On April 11, 2001, Parent's Board of Directors formally authorized the Merger Agreement and the transactions contemplated thereby, subject to the satisfactory negotiation of the Merger Agreement. Mr. John Whiter, the Chief Financial Officer of Parent, was authorized to conclude negotiation of and execute the Merger Agreement.

   Following a Board meeting of the Company on the afternoon of April 13 called to consider the Merger Agreement, representatives of the Company requested certain modifications to the Merger Agreement and indicated the Board's willingness to approve the Merger Agreement with these modifications. Parent assented to these changes, allowing the parties to reach agreement on the terms of the Merger Agreement, subject to resolution of a limited number of outstanding issues. The Company and Parent executed the Merger Agreement and accompanying documents on April 15, 2001.

   On April 16, 2001, the Company and Parent issued a joint press release announcing the transaction. On that date Parent filed the press release with the SEC on a Schedule TO. The Company filed the press release with the SEC on a
Schedule 14D-9 and filed the Merger Agreement and the press release, as well as a letter to Company employees announcing the transaction, on a Form 8-K.

   Pursuant to the Merger Agreement, on or about April 16, 2001, all proceedings relating to the Fox Litigation were stayed pending consummation of the Offer and the Merger.

   On April 23, 2001, the Company and Parent issued a joint press release announcing that Parent had received sufficient irrevocable proxies to pass the necessary resolutions required for its acquisition of the Company. On that date Parent filed the press release with the SEC on a Schedule TO. The Company filed the press release with the SEC on a Schedule 14D-9.

12.PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

 Purpose

   The purpose of the Offer is to enable Parent to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise. If the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived by Purchaser and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a shareholder vote may be necessary. If, however, after consummation of the Offer, Purchaser owns at least 90% of the then-outstanding Shares, Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders.

 The Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer (the "Schedule TO"). The Merger Agreement should be read in its entirety for a complete understanding of its terms.

   The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the conditions described under "Certain Conditions of the Offer."

   Company Board Representation. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled (subject to compliance with Section 14(f) of the Exchange Act) to designate for election to the Company Board , a number of directors, equal to the next whole number greater than the product of (i) the total number of directors on the Company Board (giving effect to any increase in the number of directors in order to comply with this provision of the Merger Agreement) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their affiliates at such time (including Shares paid for pursuant to the Offer) bears to the total number of Shares then outstanding. The Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. The Merger Agreement further provides that, notwithstanding the foregoing, until the Effective Time, the Company Board shall have at least two directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors"). The Company has also agreed to use reasonable best efforts at the time of such purchase to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number that represents the same percentage as persons designated by Purchaser represent on the Company Board with respect to (i) each committee of the Company Board other than one established to take action under the Merger Agreement, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, to the extent permitted by applicable law and the rules and regulations of the New York Stock Exchange.

   In the event that Purchaser's designees are appointed or elected to the Company Board as provided above, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of the majority of the Continuing Directors will be required by the Company to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's or Purchaser's obligations under the Merger Agreement, (iv) take any action to amend or otherwise modify the certificate of incorporation or by-laws of the Company, or (v) take any action that would adversely affect the rights of stockholders of the Company or the holders of options to purchase Shares.

   The Merger. The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer, the approval of the Merger Agreement by the Company's stockholders (if required by the DGCL) and the satisfaction or waiver (if permitted) of the other conditions to the Merger, Purchaser will be merged with and into the Company. The Merger shall become effective at such time as a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger as the Purchaser and the Company shall agree (the "Effective Time"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will be the surviving corporation (the "Surviving Corporation").

   The Company has agreed pursuant to the Merger Agreement that, if required by applicable law to consummate the Merger, it will as soon as practicable following the purchase of Shares pursuant to the Offer take all steps necessary to duly call, set a record date for, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of adopting and approving the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have each agreed at such meeting to vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

   The Company has further agreed under the terms of the Merger Agreement that, if required by law in connection with the consummation of the Merger, as soon as practicable following the expiration of the Offer, it will prepare and file a preliminary proxy statement (or if permitted under applicable law, an information statement that complies with Regulation 14C under the Exchange Act) (in either case, a "Proxy Statement") with the SEC, and will use all reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC and cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC.

   Charter, By-laws, Directors and Officers. The Merger Agreement provides that the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation. The Merger Agreement provides that the directors of Purchaser, and the officers of the Company, immediately prior to the Effective Time shall be the directors and the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

   Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by or held in the treasury of the Company and Shares owned by Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Parent or the Company, and Shares owned by Dissenting Stockholders (as defined below) who dissent according to the method described below) will be converted into the right to receive in cash the price per Share actually paid in the Offer (the "Merger Consideration"), reduced by any applicable withholding taxes and without interest. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as set forth above.

   At the Effective Time, each Share that is owned by or held in the treasury of the Company and each Share that is owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent or the Company shall automatically be canceled and no consideration shall be delivered in exchange therefor.

   At the Effective Time, each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the Shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   Shares will not be converted into or represent a right to receive the Merger Consideration if the stockholder (i) has neither voted in favor of the Merger nor consented to the Merger in writing and (ii) otherwise complies with all of the applicable provisions of the DGCL concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their Shares (a "Dissenting Stockholder"). Shares held by a Dissenting Stockholder will not be converted as described above, but will become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. However, any shares held by a Dissenting Stockholder who after the Effective Time, withdraws the demand for appraisal or fails to perfect or otherwise loses the right of appraisal, will be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration for each such share.

   Stock Options and Restricted Stock. The Merger Agreement provides that each option to purchase Shares granted to any employee, consultant or director of the Company or any of its subsidiaries that, immediately prior to the Effective Time, is outstanding, whether vested or not vested (each, an "Option" and, collectively, the "Options") shall be canceled in exchange for the right to receive a cash payment as soon as reasonably practicable, but in no event more than 20 days following the Effective Time, equal to the product (such product, the "Option Consideration") of (i) the excess (if any) of the Merger Consideration over the exercise price per share under such Option multiplied by
(ii) the number of Shares covered by such Option, reduced by any applicable withholding taxes and without interest. The Company has agreed to take all actions reasonably necessary to effectuate the cancellation of each outstanding Option in exchange for the Option Consideration.

   All shares of restricted stock granted to any employee, consultant or director of the Company or any of its subsidiaries that, immediately prior to the Effective Time, are outstanding shall, as of the Effective Time, become fully vested and non-forfeitable Shares and the holder thereof shall be entitled to receive at the Effective Time the Merger Consideration with respect to each share, less any applicable withholding taxes and without interest. Any and all sums paid to the Company or any of its subsidiaries, or withheld from the compensation of any employee, consultant or director of the Company or any of its subsidiaries, in connection with the purchase by any such employee, consultant or director of restricted stock, be returned to such employee, consultant or director as promptly as practicable after the Closing Date.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties. These include, without limitation, representations and warranties by the Company as to corporate existence and authority; corporate authorizations; compliance with laws; capitalization; subsidiaries; no violation; public filings; absence of undisclosed liabilities; litigation; absence of certain changes; taxes; employee benefit plans; brokers and finders; opinion of the Company's financial advisor; state anti-takeover laws; voting requirements; material contracts; environmental matters; intellectual property; insurance; rights agreement; customers; employment agreements; and the information to be included in the disclosure documents relating to the Offer and the Merger. Parent and Purchaser have also made certain representations and warranties with respect to, among other things, corporate existence and authority; corporate authorizations; voting; no violation; ownership of Shares; operations of Purchaser; and the financing of the Offer and the Merger.

   Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect". For purposes of the Merger Agreement and the Offer, the term "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that (i) has a material adverse effect upon the business, operations, results of operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) prevents the company from consummating the transactions contemplated hereby. Notwithstanding the foregoing, "Material Adverse Effect" does not include any change in or effect upon the business, assets, financial condition or results of operations of the Company and any of its subsidiaries directly arising out of (i) changes in generally accepted accounting principles, (ii) acts or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent, (iii) conditions, events or circumstances generally affecting the segments of the United States or world economies, or the United States or world insurance brokerage or reinsurance brokerage industries in which the Company participates, (iv) certain litigation involving the Company, and (v) any claim made by Parent or its affiliates against the Company or any of its subsidiaries in any litigation or otherwise, and (vi) the loss of certain customer accounts or contracts. Certain representations and warranties made by Parent and Purchaser are also qualified by concepts such as "materiality" or "material adverse effect".

   Conduct of the Business. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their businesses in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company from the date of the Merger Agreement until the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things and subject to certain exceptions, amending its organization documents; entering into any plan of consolidation, merger or reorganization; amending the terms of its outstanding securities; issuing or selling its securities; changing its capital structure; incurring any indebtedness, making any guarantees, or making any loans, advances or investments; disposing of or encumbering material assets; making capital expenditures; taking certain actions with respect to tax matters; amending any confidentiality, "standstill" or similar agreement; entering into or amending employment agreements; canceling any material insurance policies; adopting or amending any benefit plans or increasing compensation; entering into, amending or terminating any material lease or contract; making any dividends and other distributions on its capital stock; repurchasing or redeeming its capital stock; settling any litigation; adopting any change to its accounting principles, practices or methods; or acquiring any businesses or purchasing any material assets.

   In addition, the Company has agreed to not, and to not permit its Subsidiaries to, take any action that would, or that would reasonably be expected to, (i) materially impair the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger or materially delay such consummation, (ii) result in any of their representations and warranties in the Merger Agreement that are qualified as to materiality or in relation to a Material Adverse Effect becoming untrue, or any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) result in any of the conditions to the Offer or to the Merger not being satisfied.

   No Solicitation. In the Merger Agreement the Company agreed that it and its subsidiaries would, and would direct and cause their respective officers, directors, employees, representatives and agents to immediately cease all activities, discussions or negotiations, if any, with any parties other than Purchaser and Parent conducted prior to the date hereof with respect to an Acquisition Proposal (as defined below) and, to the extent within its power and consistent with any confidentiality or similar agreements, to recover or cause to be destroyed all information concerning the Company and its subsidiaries in the possession of such parties and their affiliates, representatives and advisers.

   The Company also agreed that it and its subsidiaries will not, and will not authorize or permit any of their respective officers, directors or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by it to directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. For the purposes of the Merger Agreement, "Acquisition Proposal" means (i) any proposal or offer relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its subsidiaries or the direct or indirect acquisition or purchase of 20% or more of the outstanding shares of any class of outstanding equity securities of the Company or any of its subsidiaries; (ii) any tender or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries; or
(iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than, in each case, the transactions contemplated by the Merger Agreement.

   The Merger Agreement provides that the Company shall promptly (but in any event within one business day) advise Parent and Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. It also provides that the Company will, to the extent reasonably practicable, keep Parent and Purchaser fully informed of the status and details of any such request, Acquisition Proposal or inquiry.

   However, under the terms of the Merger Agreement, if at any time prior to the adoption of the Merger Agreement by the Company's stockholders, a majority of the Company Board determines in good faith, after consultation with outside legal counsel of nationally-recognized standing ("Outside Counsel"), that failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal that (i) was unsolicited or otherwise did not result from a breach of the non-solicitation provisions of the Merger Agreement, and (ii) constitutes a Superior Proposal (as defined below), may, subject to its obligations, as described below, to keep Parent and Purchaser informed regarding any Acquisition Proposals, (x) furnish non-public information to the party who made such Acquisition Proposal pursuant to a confidentiality agreement substantially in the form of the confidentiality agreement, dated November 28, 2000, between the Company and Parent, (y) participate in negotiations regarding such Acquisition Proposal and (z) take any of the other actions described below in this paragraph. For purposes of the Merger Agreement, "Superior Proposal" means any bona fide written proposal submitted to the Company or Company Board by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all of the voting power of the Common Stock of, or all or substantially all of the assets of, the Company and its subsidiaries which the Company Board determines in good faith after (i) taking into account all relevant factors, facts and circumstances including without limitation (x) the respective terms, conditions and structure of the transaction contemplated by the Merger Agreement and the transaction contemplated by such written proposal, including without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each such transaction will be consummated and (z) any changes to the terms of the Merger Agreement which as of the time of determination had been proposed by Parent or Purchaser, and (ii) consulting with a financial advisor of nationally recognized standing, is more favorable to the Company's stockholders than the Offer and the Merger.

   The Merger Agreement provides that, except as provided below, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Merger Agreement, the Offer and the Merger, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or agreement related to any Acquisition Proposal. However, the Board of Directors is permitted to take any of the foregoing actions with respect to an Acquisition Proposal if (A) the Company Board has complied with the terms of the non-solicitation provisions of the Merger Agreement and determined in good faith, after consultation with Outside Counsel, that failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, (B) the Company terminates the Merger Agreement as provided therein, and (C) no such action is taken earlier than the second full business day following Parent's receipt of written notice of the intention of the Company Board to do so.

   The Merger Agreement further provides that nothing contained in the provisions described above shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with Outside Counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the provisions described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes of the Merger Agreement.

   Employees and Employee Benefit Plans. The Merger Agreement provides that from and for a period of twelve months after the Effective Time, Parent intends to cause the Surviving Corporation and its subsidiaries to maintain employee compensation policies and benefit plans for their respective employees that, in the aggregate, are substantially similar to either, in the discretion of Parent, (i) the compensation policies and plans of the Company and its subsidiaries as of the date hereof, or (ii) those provided by Parent and its affiliates to similarly situated employees employed by companies in substantially similar businesses to that engaged in by the Company. The Merger Agreement further provides that from and after the Effective Time, Parent will and will cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and its subsidiaries and certain employees (the "Employment Agreements") and each and every plan. To the extent that employees of the Surviving Corporation or its subsidiaries become eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent has agreed to cause to be recognized thereunder the service of such employees with the Company or its subsidiaries completed prior to the Effective Time for all purposes of eligibility to participate and vesting in its benefit plans (but not for purposes of benefit accrual). If any employee is terminated following the purchase of Shares pursuant to the Offer, the employee shall be paid for his accrued but unused vacation time for periods prior to the Effective Time. Parent has also agreed that any benefit plan which provides medical, dental or life insurance benefits after the Effective Time to any individual who was an employee of the Company or its subsidiaries (or a dependent thereof) shall, with respect to such individuals, waive any waiting periods and any pre-existing conditions and actively-at-work exclusions applicable to such individuals and shall provide that any expenses incurred on or before the Effective Time by such individuals shall be taken into account under such plans for purposes of satisfying applicable deductible or coinsurance provisions.

   Indemnification and Insurance. In the Merger Agreement, the parties agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their organizational documents shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

   In addition, the Merger Agreement obligates Parent to maintain, for a period of at least six years after the Effective Time, a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time with coverage and amounts no less favorable in any material respect than the Company's existing officers' and directors' liability insurance coverage. The Merger Agreement does not obligate Parent to pay annual premiums in excess of 150% of the annual aggregate premiums currently paid by the Company in respect of such coverage; however, Parent is nevertheless obligated to provide such coverage as may be obtained for such amount.

   The Merger Agreement provides that the indemnification and directors' and officers' insurance covenants described above are for the benefit of, and will be enforceable by, each indemnified party and his or her heirs.

   Certain Other Covenants. In the Merger Agreement, Parent, Purchaser and the Company agreed, upon execution thereof, to immediately take, and cause their respective affiliates and the officers, directors and employees of themselves and their affiliates to take, all actions, including the filing of all motions and stipulations, necessary to obtain the entry of stay orders in connection with the Fox litigation.

   Pursuant to the terms of the Merger Agreement, Parent and Purchaser agreed to use their respective best efforts to ensure that they have entered into a definitive loan or credit agreement or facility (the "Financing Documentation") providing for financing of the type contemplated by the Commitment Letter on or before May 6, 2001 (the "Financing Documentation Deadline"). However, Parent and Purchaser are not required to enter into Financing Documentation with terms or conditions materially more burdensome to Parent and Purchaser than those contained in the Commitment Letter. Purchaser also agreed to use its good faith, reasonable efforts to satisfy the Financing Condition generally. Parent also agreed to keep the Company apprised about, and to promptly respond to the Company's reasonable inquiries regarding, the status of the negotiations and preparation of the Financing Documentation and to provide the Company and its counsel with copies of substantially final drafts and execution copies of the Financing Documentation.

   In the Merger Agreement, the Company agreed to consult with Parent and keep Parent apprised as to the status of any stockholder litigation against the Company and/or its directors and officers, and agreed not to enter into any settlement of any such litigation without the consent of Parent. In addition, the Company (i) agreed to cooperate reasonably with Parent to Purchaser in obtaining financing for the Offer and the Merger, and (ii) subject to certain provisos, to use its reasonable best efforts to effect the repayment, without penalty, of all of the Company's existing indebtedness on or prior to the consummation of the Offer, using the proceeds of facilities available to Parent and Purchaser for such purpose.

   Parent Stockholder Approvals. The passing of certain resolutions relating to, among other things, the restructuring of Parent's operations in the United States and the repurchase of preferred ordinary shares in Parent, at an extraordinary general meeting of the stockholders of Parent (or an adjournment thereof) and at any separate class meeting or meetings of certain categories of such stockholders of Parent which may be required, by an affirmative vote of 75% of the shares entitled to vote at such meetings (the "Required Stockholder Approvals") is necessary in connection with the transactions contemplated by the Merger Agreement. Receipt by Parent of the Required Stockholder Approvals is a condition to the Offer. For further information, see Section 14--"Certain Conditions of the Offer." However, Parent has obtained, prior to the date hereof, irrevocable agreements to vote in favor of such resolutions from stockholders representing a sufficient number of its shares to obtain the Required Stockholder Approvals.

   Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

     (a) Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer, provided that the obligation of Parent and Purchaser to effect the Merger shall not be conditioned on the fulfillment of the condition described in this paragraph if the failure of Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of the Merger Agreement.

     (b) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental entity of competent jurisdiction that prevents the consummation of the Merger or makes such consummation illegal, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided that the party seeking to avoid its obligations shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

     (c) If required under applicable law, the Merger shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the certificate of incorporation and by-laws of the Company and the DGCL;

     (d) The waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act and any applicable competition, merger control, antitrust or other regulatory laws shall have been terminated or shall have expired and any necessary consents, approvals, waivers, clearance decisions or authorizations (collectively, "Consents") with respect to such transactions under any such laws (including, without limitation, Consents under the UK Fair Trading Act 1973 and the Consent of the UK Personal Investment Authority) shall have been obtained (the "Competition and Regulatory Law Condition").

   Parent and Purchaser have determined, subsequent to the execution of the Merger Agreement, that no Consent under the EC Merger Regulation will be required in connection with the transactions contemplated by the Merger Agreement.

   The Merger Agreement also provides that the obligations of Parent and Purchaser to consummate the Merger are subject to the Company's performance, at or before the Effective Time, of its obligations regarding the appointment of directors designated by Purchaser described above in "Company Board Representatives."

   Termination of the Merger Agreement. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by Stockholders of the Company):

     (a) by mutual consent of Parent and the Company;

     (b) by any of Parent, Purchaser or the Company if at least that number of Shares required by the Minimum Condition to be tendered shall not have been purchased in the Offer on or before July 31, 2001, provided that the right to terminate the Merger Agreement pursuant to the provision described in this paragraph shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement in all material respects has been the cause of, or resulted in, the failure of the Offer or the Merger, as the case may be, to occur on or before the aforesaid date;

     (c) by any of Parent, Purchaser or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Parent or Purchaser, Purchaser shall not have been required by the terms of the Offer or the Merger Agreement to purchase any Shares pursuant to the Offer;

     (d) by any of Parent, Purchaser or the Company (by action of the Continuing Directors only following the purchase of Shares pursuant to the Offer), if any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

     (e) by the Company:

       (i) if Parent or Purchaser shall have failed to commence the Offer or failed to pay for Shares pursuant to the Offer in accordance with the Merger Agreement; provided that (in the case of failure to pay for Shares) the conditions to the Offer described in "Certain Conditions of the Offer" shall have been satisfied or either Parent or Purchaser has used their reasonable best efforts to ensure that such conditions have been or can be satisfied; and provided further that the Company may not terminate the Merger Agreement pursuant to the provision described in this paragraph if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a Material Adverse Effect;

       (ii) if any of the respective representations and warranties of Parent or Purchaser that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date when made or deemed made, which failure to be true and correct or true and correct in all material respects is not reasonably capable of being cured by the reasonable best efforts of Parent or Purchaser within 30 days of the receipt by Parent of written notice thereof;

       (iii) if Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant applicable thereto to be performed or complied with by it prior to the time of determination which failure is not reasonably capable of being cured by the reasonable best efforts of Parent or Purchaser within 30 days of the receipt by Parent of written notice thereof;

       (iv) if the Company takes any of the actions described in the fifth paragraph under "No Solicitation," provided that the Company has complied with the non-solicitation provisions of the Merger Agreement; or

       (v) if (A) on or before the Financing Documentation Deadline, Parent and Purchaser shall have failed to enter into the Financing Documentation, (B) the amount of financing available to Purchaser under the Financing Documentation shall be insufficient to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (C) the Financing Documentation contains conditions which make the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement materially less likely than would be the case if the Financing Documentation contained only those conditions described in the Commitment Letter or (D) as of the Financing Documentation Deadline, (x) the Financing Documentation shall not be in full force and effect or any party thereto shall be in material breach or default thereunder or (y) Parent or Purchaser shall have received any written or oral notice from Barclays that they do not intend to provide the financing contemplated by the Financing Documentation (it being understood and agreed that Parent shall promptly notify the Company of Parent's receipt of any such notice); provided, however, that the Company can only exercise its right of termination pursuant to the provision described in this paragraph during the three business day period immediately following the date of the Financing Documentation Deadline (the "Financing Termination Period").

     (f) by Parent or Purchaser:

       (i) if the Offer has expired and, pursuant to the Merger Agreement, Purchaser is neither required to accept and pay for the Shares tendered into the Offer nor extend the expiration date of the Offer or if any of the events or circumstances set forth in "Certain Conditions to the Offer" shall have occurred and shall not be reasonably capable of being cured by the reasonable best efforts of the parties hereto prior to the last date to which Parent and Purchaser are required to extend the Offer pursuant to the Merger Agreement;

       (ii) if due to an occurrence, not resulting from a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in "Certain

    Conditions to the Offer," Parent or Purchaser shall have failed to commence the Offer on or prior to ten business days following the date of the initial public announcement of the Offer;

       (iii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition with respect to such provision set forth in "Certain Conditions to the Offer" and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

       (iv) if, whether or not permitted to do so, the Company shall have taken any of the actions described in the fifth paragraph under "No Solicitation" or if the Company Board shall have resolved to take any such action;

       (v) if prior to the purchase of Shares pursuant to the Offer, Purchaser has failed to satisfy the Financing Condition (described above); provided that neither Parent nor Purchaser may terminate the Merger Agreement pursuant to the provision described in this paragraph until after the expiration of the Financing Termination Period; and provided further that Purchaser may not terminate the Merger Agreement pursuant to the provision described in this paragraph during any extension of the Offer made at the request of the Company under the terms of the Merger Agreement.

     (g) by any of Parent, the Purchaser or the Company if on or before April 23, 2001, Parent and the Purchaser shall have failed to obtain irrevocable agreements sufficient to obtain the required stockholder approvals. (These agreements have now been obtained.)

   The Merger Agreement also provides the Company with the right to terminate if Parent and Purchaser did not obtain irrevocable agreements sufficient to obtain the Required Stockholder Approvals on or prior to April 23, 2001. The Parent has obtained such irrevocable agreements and the Company no longer has the right to terminate the Merger Agreement pursuant to this provision.

   Fees and Expenses; Termination Fee. Except as specified below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated. Transfer, sales, stamp and other similar taxes directly or indirectly incurred as a result of the transactions contemplated by this Agreement shall be paid by the Company.

   The Company has agreed, pursuant to the Merger Agreement, to promptly reimburse Parent, or cause Parent to be reimbursed, for all Parent Expenses (as defined below), up to a maximum of $1.5 million, if the Merger Agreement is terminated either by Parent or Purchaser pursuant to the provision described in paragraph (f)(iv) under "Termination of the Merger Agreement" or by the Company pursuant to the provision described in paragraph (e)(iv) under "Termination of the Merger Agreement." For the purposes of the Merger Agreement, the term "Parent Expenses" means all documented reasonable out-of-pocket expenses incurred by Parent and its affiliates in connection with or arising out of the Offer, the Merger, the Merger Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, lead banks, dealer-managers and information agents, fees and expenses of counsel, accountants and consultants, commitment fees, underwriting fees and all printing and mailing costs), so long as such expenses are incurred prior to the termination hereof.

   The Company has also agreed to promptly pay, or cause to be paid, to Parent a fee equal to $4.5 million (the "Termination Fee"), payable in same day funds, if the Merger Agreement is terminated either by Parent or Purchaser pursuant to the provision described in paragraph (f)(iv) under "Termination of the Merger Agreement" or by the Company pursuant to the provision described in paragraph
(e)(iv) under "Termination of the Merger Agreement" and, in either case, the Company, within six months of such termination enters an Acquisition Agreement with a party other than Parent, Purchaser or any of their affiliates pursuant to which an Acquisition Proposal is consummated. The Merger Agreement further provides that whenever a Termination

Fee is paid to Parent, the Company shall promptly reimburse Parent, or cause Parent to be reimbursed, for all Parent Expenses not already reimbursed under the provision described in the preceding paragraph, up to a maximum of $2.7 million.

   Under the Merger Agreement, Parent has agreed that if the Company exercises its right of termination pursuant to the provision described in paragraph
(e)(v) under "Termination of the Merger Agreement," it will promptly reimburse the Company for all Company Expenses, up to a maximum of $750,000. If the Company exercises its right of termination pursuant to the provisions described in paragraph (g) under "Termination of the Merger Agreement," it will promptly reimburse the Company for all Company Expenses, up to a maximum of $250,000. For the purposes of the Merger Agreement, the term "Company Expenses" means all documented reasonable out-of-pocket expenses incurred by the Company and its affiliates in connection with or arising out of the Offer, the Merger, the Merger Agreement and the transactions contemplated hereby (including, without limitation, fees and expenses of counsel, accountants and consultants and all printing and mailing costs), so long as such expenses are incurred following to the date of the Merger Agreement but prior to the termination thereof.

   Amendment and Modification. The Merger Agreement provides that, subject to the applicable law and the provisions described in the last paragraph under "Company Board Representation," above, any of the terms of the Merger Agreement may, by written agreement of Parent, Purchaser and the Company, be amended, modified or supplemented at any time prior to the Effective Time, provided that after any required approval of the Merger Agreement by the stockholders of the Company, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders under the Merger Agreement, without the further approval of such stockholders.

 The Confidentiality Agreement

   Pursuant to the Confidentiality Agreement, dated November 28, 2000, as amended, the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Confidentiality Agreement also contains customary standstill provisions. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

 Employment Agreements

   In connection with the signing of the Merger Agreement, the Company entered into employment agreements (with a two or three year term of employment) and forms of a confidentiality agreement and restrictive covenant with approximately 15 of its managers and key employees, in each case, conditioned and effective upon the closing of the proposed Merger. Under the new employment agreements, the employees will generally continue receiving substantially the same salaries and benefits as they received from the Company immediately prior to the signing of the Merger Agreement. Under the confidentiality agreement and restrictive covenant, each employee will be permanently precluded from disclosing proprietary information related to the Company and its affiliates. Additionally, the confidentiality agreement and restrictive covenant will preclude each employee during the employee's term of employment and for one year thereafter from (i) soliciting the Company's customers or employees or
(ii) making disparaging comments about the Company. In consideration for each employee's entry into the confidentiality agreement and restrictive covenant (and, in the case of two employees, the release of the Company's obligations under certain change of control severance agreements), the employment agreements provide that, as of the merger closing date, Parent will issue the employee a specified number of restricted stock units of Parent. Each restricted stock unit will represent an employee's right to receive one ordinary share of Parent stock, subject to the vesting and delivery restrictions set forth in the employment agreement.

 Plans For The Company

   Following completion of the Offer and the Merger, Purchaser will be merged with the Company and will operate as an indirect subsidiary of Parent. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. The transaction will create the third largest reinsurance brokerage company in the world. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

   So long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors of the Company will not declare dividends on the Shares.

   If the Merger is consummated, the claims pending in the Fox litigation described under Section 11 "Contracts and Transactions with the Company; Background of the Offer" will be withdrawn and the actions will be dismissed.

 Appraisal Rights

   Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset value and earning capacity.

   If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal and acceptance of the Merger.

   THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL.

   FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

 Going-Private Transactions

   The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13.DIVIDENDS AND DISTRIBUTIONS

   As discussed in Section 12, the Merger Agreement provides that from April 15, 2001, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent declare, set aside or pay any dividend or make any other distribution or payment with respect to any Shares or other capital stock or ownership interests other than (i) with respect to the first and second quarters of 2001 only, regular quarterly cash and stock dividends on the Common Stock with record and payment dates consistent with past practice, and in any case not to exceed $0.07 per share per quarter, and (ii) dividends and other distributions paid in the ordinary course of business by any subsidiary to the Company or another wholly-owned subsidiary.

14.CERTAIN CONDITIONS OF THE OFFER

   The Merger Agreement provides that Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and Purchaser (subject to any such applicable rules and regulations of the SEC) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Agreement) amend or terminate the Offer as to such Shares not theretofore accepted for payment or paid for if:

     (i) the Minimum Condition has not been satisfied or waived;

     (ii) the Competition and Regulatory Law Condition has not been satisfied;

     (iii) the Financing Condition has not been satisfied (provided that the Purchaser shall not be allowed to terminate the Offer pursuant to this clause (iii) prior to the expiration of the Financing Termination Period);

     (v) the Required Stockholder Approvals have not been passed at an Extraordinary General Meeting (or an adjournment thereof) and at any Class Meetings which may be required of Parent, or

     (vi) if at any time on or after the date of the Merger Agreement and at or before the time that the Shares are accepted for payment any of the following conditions exists and is continuing:

       (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity that has a reasonable likelihood of success (i) challenging or seeking to make illegal, delay beyond July 31, 2001 or otherwise, directly or indirectly prohibit the making of the Offer, the acceptance for payment of any Shares by Parent or Purchaser, or the consummation of the Merger or (ii) seeking to require divestiture by Parent or Purchaser of any Shares; or

       (b) there has been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity that results in any of the consequences referred to in clauses (i) and (ii) of paragraph (a) above; or

       (c) the Merger Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate the Agreement or not consummate the Merger; or

       (d) any representation or warranty of the Company contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification), shall not be true in any respect that, individually or in the aggregate (when taken together with all other representations and warranties that are not true and correct), has had or would reasonably be expected to have a Material Adverse Effect, as of the date of determination, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), provided that such breaches are incapable of being cured or have not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with the Merger Agreement); or

       (e) the Company shall have failed to perform or comply with, any of its obligations, covenants or agreements contained in the Merger Agreement, and such failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, provided that such failures to perform are incapable of being cured or have not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with the Agreement); or

       (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the United Kingdom (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the United Kingdom or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

       (g) the Board of Directors of the Company or any committee thereof,
    (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or
    (ii) shall have resolved to do any of the foregoing; or

       (h) the Company or any of its subsidiaries (or the Company Board of Directors, or any committee thereof) shall have approved, recommended, authorized, or proposed any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

       (i) there shall have occurred and be continuing any event occurrence, development or state of circumstances that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect provided that such Material Adverse Effect is incapable of being cured or has not been cured prior to the initial expiration date for the Offer (or such later date upon which the Offer shall expire in accordance with the Merger Agreement);

which, in the good faith reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by Purchaser or any of its affiliates not inconsistent with the terms hereof) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

   The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may (except for the Minimum Condition) be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Parent or Purchaser to terminate the Offer will be final and binding, but shall not affect any rights of any party under the Merger Agreement. Notwithstanding the fact that Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares, Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

15.CERTAIN LEGAL MATTERS

   Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of Purchaser, Parent nor the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. For further information see Section 14 for a description of certain conditions to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an interested stockholder from engaging in a business combination with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder. The Offer, the Merger and the Merger Agreement have been unanimously approved by the Company's Board of Directors. Accordingly, Section 203 will be inapplicable to the Merger.

   Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this

Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. For further information, see Section 14.

 Antitrust

   United States Antitrust Law. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Parent of a Notification and Report Form, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission or unless early termination of the waiting period is granted. Parent filed the Notification and Report Form on April 27, 2001. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

   The Merger will not require an additional filing under the HSR Act if Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

   United Kingdom Antitrust Law. The Offer is subject to the UK Fair Trading Act 1973. There is no obligation to make a filing under the UK Fair Trading Act 1973 with the UK Office of Fair Trading (the "OFT"). However, the OFT has an obligation to monitor transactions which potentially are subject to the FTA and can request details of transactions not notified to it. Ultimately, remedies, including divestitures can be required in relation to such transactions if they raise competition and/or other public interest concerns. Parent intends to make a filing (a "Merger Notice") to the OFT seeking clearance under the FTA. The Secretary of State has 20 working days from receipt of a complete Merger Notice by the OFT to clear the transaction or to refer it to the Competition Commission for a detailed second-stage inquiry. This period can be extended once by 15 working days.

 United Kingdom Tax Law.

   The Offer is subject to obtaining consent from the U.K. Treasury under section 765 of the U.K. Income and Corporation Taxes Act 1988 ("Section 765").
Section 765 requires a U.K. company to obtain consent from the U.K. Treasury before any non-U.K. resident company which the U.K. company controls carries out certain transactions. The purpose of Section 765 is to give the U.K. Treasury and the U.K. Inland Revenue notice of certain types of transactions which could be used for unacceptable tax avoidance. Purchaser does not believe that there is any unacceptable tax avoidance associated with the Offer and the Merger and expects to obtain the consent. Parent applied to the U.K. Treasury for consent under Section 765 on April 19, 2001. There is no statutory time limit by which the U.K. Treasury must respond to the application for consent, but in practice it generally responds within 30 calendar days.

 Other Regulatory Laws

   One of the Company's subsidiaries in the United Kingdom, EWB Consulting Limited ("EWB"), is regulated by the United Kingdom Personal Investment Authority ("PIA"). The consent of the PIA is required before any person becomes a controller of a PIA regulated firm. A "controller" is a person which controls 10% or more of the voting capital of the regulated firm, and includes both the ultimate controller and all intermediate controllers.

   The Company has informed Parent that EWB will shortly submit the required information to the PIA. Parent believes, based on information provided by the Company, that PIA approval will be forthcoming prior to the initial Expiration Date of the Offer.

16.FEES AND EXPENSES

   Bear, Stearns & Co. Inc. and Banc of America Securities LLC are acting as Co-Dealer Managers in connection with the Offer and are providing certain financial advisory services to Parent and Purchaser in connection with the Offer. The Co-Dealer Managers will receive reasonable and customary compensation for their services related to the Offer and will be reimbursed for certain out-of-pocket expenses. Parent and Purchaser have agreed to indemnify the Co-Dealer Managers and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement. The Board of Parent also received financial advice from Lexicon Partners.

   Parent and Purchaser have retained Innisfree M&A Inc. to act as the Information Agent and U.S. Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

   Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Co-Dealer Managers) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.MISCELLANEOUS

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Co-Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Parent and Purchaser have filed with the Commission the Schedule TO and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          BARREL ACQUISITION CORPORATION

April 30, 2001

      SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

   The name, citizenship, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated below, (1) the address of Parent, Purchaser, and each director and executive officer of Parent and Purchaser is c/o Benfield Greig Group plc, 55 Bishopsgate, London EC2N 3BD, United Kingdom, and (2) the directors and officers listed below are citizens of the United Kingdom.

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

                                                          Principal Occupation and
                                                             Business Experience
        Name and Citizenship        Positions and Offices  During Past Five Years;
          (Age at 4/27/01)            Held with Parent      Outside Directorships
        --------------------        --------------------- ------------------------
 Grahame David Chilton (42).......  Director; Chief       Reinsurance Broker at
                                    Executive Officer      Parent since before
                                                           1996. Chief Executive
                                                           Officer of Parent since
                                                           1997 and director of
                                                           Parent since September
                                                           1988.
 David John Coldman (53)..........  Chairman; Director    Chairman of Parent since
                                                           October 1996. Managing
                                                           Director of Parent from
                                                           September 1988 until
                                                           October 1996. Chairman
                                                           of BRIT Insurance
                                                           Holdings PLC (formerly
                                                           The Benfield and Rea
                                                           Investment Trust PLC)
                                                           from November 1996
                                                           until January 2000.
 Rodman Reeder Fox
  (US Citizen) (37)...............  Director              Reinsurance Broker.
                                                           Director of Parent and
                                                           Reinsurance Broker at
                                                           Parent since March
                                                           2000. Reinsurance
                                                           Broker of the Company
                                                           from 1985 until March
                                                           2000. Former Director
                                                           of the Company, former
                                                           President and Chief
                                                           Operating Officer of
                                                           E.W. Blanch Co. Inc.
 Dr. Keith Harris (48)............  Non-executive         Director and Investment
                                    Director               Banker. Non-executive
                                                           Director of Parent
                                                           since November 1999 and
                                                           Director of Seymour
                                                           Pierce Group plc since
                                                           April 2000. Investment
                                                           Banker of HSBC
                                                           Investment Bank plc
                                                           from 1994 until April
                                                           2000. Director of the
                                                           following companies:
                                                           CLS Holdings PLC; First
                                                           Britannia Mezzanine NV;
                                                           First Britannia
                                                           Mezzanine BV; F C
                                                           Fortune (South Africa);
                                                           The Football League; FL
                                                           PTV; Radio First PLC;
                                                           Power Channel Inc.;
                                                           Jamies Bars PLC; Oxygen
                                                           PLC; Seymour Pierce
                                                           Group PLC and Wembley
                                                           National Stadium Ltd.
 Andrew Terrence MacKay
  MacDonald (40)..................  Chief Operations      Operations Officer since
                                    Officer; Director      before 1996. Chief
                                                           Operations Officer and
                                                           Director of Parent
                                                           since March 2001.

                                                          Principal Occupation and
                                                             Business Experience
        Name and Citizenship        Positions and Offices  During Past Five Years;
          (Age at 4/27/01)            Held with Parent      Outside Directorships
        --------------------        --------------------- ------------------------
 Rt. Hon. Francis Anthony Aylmer
  Maude (48)......................  Non-executive         Member of Parliament and
                                    Director               Director. Non-executive
                                                           Director of Parent
                                                           since November 1999,
                                                           non-executive Director
                                                           of Businessforsale.com
                                                           plc since April 2000.
                                                           Member of Parliament
                                                           since May 1997.
                                                           Managing Director of
                                                           Morgan Stanley prior to
                                                           December 1996.
 Joseph McGrane (46)..............  Director              Director and Investment
                                                           Banker. Director of
                                                           Parent since December
                                                           1999. Managing Director
                                                           of Royal Bank
                                                           Development Capital
                                                           Limited from August
                                                           1993 until December
                                                           1999. Non-executive
                                                           Director of Alexander
                                                           Russell plc.
 David Hutchinson Spiller (44)....  Managing              Reinsurance Broker at
                                    Director               Parent since November
                                                           1997 and of Greig
                                                           Fester Group Ltd. since
                                                           before 1996 to November
                                                           1997. Director of
                                                           Parent since November,
                                                           1997. Director of Greig
                                                           Fester Group Ltd. prior
                                                           to 1997.
 John Lindsay Pearce Whiter (50)..  Chief                 Chief Financial Officer
                                    Financial              and Director of Parent
                                    Officer;               since 1994. Senior
                                    Director               Partner, Managing
                                                           Partner, General
                                                           Practice Partner and
                                                           Manager of Neville
                                                           Russell prior to 1994.

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

                                                          Principal Occupation and
                                                             Business Experience
        Name and Citizenship        Positions and Offices  During Past Five Years;
          (Age at 4/27/01)            Held with Parent      Outside Directorships
        --------------------        --------------------- ------------------------
 Grahame David Chilton (42).......  Vice President        Reinsurance Broker at
                                                           Parent since before
                                                           1996. Chief Executive
                                                           Officer of Parent since
                                                           1997 and director of
                                                           Parent since September
                                                           1988.
 David John Coldman (53)..........  Vice President        Chairman of Parent since
                                                           October 1996. Managing
                                                           Director of Parent from
                                                           September 1988 until
                                                           October 1996. Chairman
                                                           of BRIT Insurance
                                                           Holdings PLC (formerly
                                                           The Benfield and Rea
                                                           Investment Trust PLC)
                                                           from November 1996
                                                           until January 2000.
 David Hutchinson Spiller (44)....  Treasurer and         Reinsurance Broker at
                                    Chief                  Parent since November
                                    Financial              1997 and of Greig
                                    Officer                Fester Group Ltd. since
                                                           before 1996 to November
                                                           1997. Director of
                                                           Parent since November
                                                           1997. Director of Greig
                                                           Fester Group Ltd. prior
                                                           to 1997.
 John Lindsay Pearce Whiter (50)..  President             Chief Financial Officer
                                                           and Director of Parent
                                                           since 1994. Senior
                                                           Partner, Managing
                                                           Partner, General
                                                           Practice Partner and
                                                           Manager of Neville
                                                           Russell prior to 1994.

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         U.S. Trust Company of New York
                              114 West 47th Street
                            New York, NY 10036-1532
                     Telephone: (800) 548-6565 (Toll Free)
                  Facsimile: (212) 422-0183 or (646) 458-8104

    By Overnight Courier and         By Hand Delivery by 4:30 P.M.             By Registered or
      By Hand Delivery after                 Monday-Friday                      Certified Mail
  4:30 P.M. on Expiration Date:
 U.S. Trust Company of New York      U.S. Trust Company of New York     U.S. Trust Company of New York
   30 Broad Street, 14th Floor          30 Broad Street, B-Level                 P.O. Box 84
     New York, NY 10004-2304            New York, NY 10004-2304             Bowling Green Station
                                                                           New York, NY 10274-0112

   If you are an accredited investor holding physical securities, then the "BY REGISTERED OR CERTIFIED MAIL" address is: U.S. Trust Company of New York, P.O. Box 84, Bowling Green Station, New York, NY 10274-0084.

   Questions and requests for assistance may be directed to the Information Agent or Bear, Stearns & Co. Inc., the Co-Dealer Manager, at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               Innisfree M&A Inc.
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022
                            Telephone: 212-750-5833
                            Toll-Free: 888-750-5834

                   The Co-Dealer Managers for the Offer are:

                            Bear, Stearns & Co. Inc.
                                245 Park Avenue
                               New York, NY 10167
                            Toll Free: 877-341-4836
                                      and
                         Banc of America Securities LLC
                               9 West 57th Street
                               New York, NY 10019